PFSweb Receives Nasdaq Notice on Late Filing of its Form 10-Q

Notice has No Immediate Effect on the Listing or Trading of the Company’s Shares

Allen, TX – August 13, 2021 – PFSweb, Inc. (NASDAQ: PFSW), a global commerce services company, announced that it has received a notice from the Nasdaq Stock Market on August 10, 2021 notifying the company that, because its Form 10-Q for the period ended June 30, 2021 (the "2021 10-Q") was not filed with the Securities and Exchange Commission by the required due date of August 9, 2021, the company is therefore not in compliance with the periodic filing requirements for continued listing set forth in Nasdaq Listing Rule 5250(c)(1).

This Notice received from Nasdaq has no immediate effect on the listing or trading of the company's shares. Nasdaq has provided the company with 60 calendar days, until October 11, 2021, to submit a plan to regain compliance. If Nasdaq accepts the company's plan, then Nasdaq may grant the company up to 180 days from the prescribed due date for the filing of the 2021 10-Q, or February 7, 2022, to regain compliance.

The company expects and intends to submit to Nasdaq the compliance plan by October 11, 2021.

This announcement is made in compliance with Nasdaq Listing Rule 5810(b), which requires prompt disclosure of receipt of a deficiency notification.

About PFSweb, Inc.
PFSweb (NASDAQ: PFSW) is a global commerce services company that manages the online customer shopping experience on behalf of major branded manufacturers and retailers. Across two business units – LiveArea for data-driven marketing and omnichannel experience design through technology selection, platform implementation and orchestrated services, and PFS for order fulfillment, contact center, payment processing/fraud management, and order management services – they provide solutions to a broad range of Fortune 500® companies and household brand names such as Procter & Gamble, L’Oréal USA, Champion, Pandora, Ralph Lauren, Shiseido Americas, the United States Mint, and many more. PFSweb enables these brands to provide a more convenient and brand-centric online shopping experience through both traditional and online business channels. The company is headquartered in Allen, TX with additional locations around the globe. For more information, visit www.pfsweb.com.

Investor Relations:
Cody Slach and Jackie Keshner
Gateway Investor Relations
1-949-574-3860
PFSW@gatewayir.com